UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 4, 2009

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3980 Howard Hughes Parkway, Suite 450, Las Vegas, Nevada		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	702-871-7111

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 4, 2009, Las Vegas Gaming, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Session Gaming, LLC (“Session Gaming”) pursuant to which Session Gaming will acquire certain assets (the “Assets”) and assume certain liabilities of the Company related to the Company’s keno business (the “Keno Business”).

As consideration for the Assets, and pending approval from applicable gaming regulators, Session Gaming will pay the Company $100,000 (the “Purchase Price”).  The Purchase Price is subject to certain adjustments based on a final accounting of the accounts receivable and accounts payable attributable to the Keno Business on the closing of the transaction.

The Purchase Agreement includes representations, warranties, covenants and indemnification customary for a transaction of this nature.  The Purchase Agreement also includes a covenant that the Company will not participate in the Keno Business for a period of five years after the closing of the transaction contemplated by the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit	Name
Exhibit 10.1	Asset Purchase Agreement dated November 4, 2009 between the Company and Session Gaming, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS GAMING, INC.

Date: November 20, 2009	By:	/s/ Bruce A. Shepard
Bruce A. Shepard Chief Financial Officer